Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Inquiries:

Jonathan Brust

Glowpoint, Inc.

(866) 456-9764, ext. 2052

pr@glowpoint.com

Glowpoint Exchanges Additional Debt for Equity;

Strong Balance Sheet Positions Company for Strong Growth In 2009

HILLSIDE, N.J. – January 5, 2009 – Glowpoint, Inc. (OTC:GLOW.OB) today announced the exchange of approximately $3.3 million of its senior secured convertible notes for shares of its Series A Convertible Preferred Stock and Series A-3 Warrants on substantially the same terms as the debt for equity exchange completed in November 2008.  This additional exchange, which was completed on December 31, 2008, results in an aggregate reduction of approximately $10.3 million in debt since September 30, 2008, leaving approximately $1.71 million of senior secured convertible notes, maturing in September 2010, outstanding.

“This additional exchange of debt for equity is a strong vote of confidence from our investors,” said Michael Brandofino, Glowpoint’s Chief Executive Officer. “This transaction, taken together with the debt for equity exchange we completed in November 2008, provides Glowpoint with a significantly improved balance sheet and simplified capital structure that is an important element in our drive to continue to grow revenue and achieve positive operating income.”

For complete information related to this transaction, please refer to the Company's Form 8-K filed today with the Securities and Exchange Commission.

About Glowpoint

Glowpoint, Inc. (OTC: GLOW), is a premiere, IP-based managed video communications services provider. Glowpoint is innovating video communications with services supporting traditional video conferencing, Telepresence VNOC, Broadcast Content Acquisition and Delivery, and Call Center Applications. Glowpoint’s services are delivered over a robust, video-centric network that reaches around the world and serves clients ranging from Fortune 100 enterprises and leading broadcast networks to SMB markets. Glowpoint is headquartered in Hillside, New Jersey. To learn more, visit www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks, and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for our services; competition from other video communications service providers; and the availability of sufficient financial resources to enable us to expand our operations, as well as other risks detailed from time to time in our filings with the Securities and Exchange Commission.

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